Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Announces Leadership Changes

WEST MELBOURNE, FL, January 17, 2017 – RELM Wireless Corporation (NYSE MKT: RWC), a holding company focused on the public safety industry, today announced a number of leadership changes. The Board of RELM Wireless created an Executive Committee of the Board of Directors consisting of Kyle Cerminara as the committee’s Chairman and Tim O’Neil, who will continue to serve as the Chairman of the Board of Directors. The Executive Committee will work closely with management to oversee the business and affairs of RELM Wireless and evaluate strategic investments with the objective of improving the growth and profitability of the Company.

“We believe there is significant opportunity to improve the financial performance at RELM Wireless,” said Kyle Cerminara, Chairman of the Executive Committee of RELM Wireless and CEO of Fundamental Global Investors. “RELM Wireless has a long track record of providing innovative products and services to the public safety industry. The Executive Committee and the leadership of RELM Wireless will work tirelessly to increase the company’s capabilities and to grow the company over the long-run.”

The Board of Directors of the Company also announced the promotion of Tim Vitou to President of RELM Wireless. Tim Vitou has served as Senior Vice President of Sales and Marketing of RELM Wireless since May 2008 and has been a critical driver of the recent increase of sales at the Company. Tim Vitou will work closely with the newly created Executive Committee and will be responsible for the day to day sales and operations of the Company. David Storey, who has served as the President and Chief Executive Officer of RELM Wireless will be departing the Company, effective Tuesday January 17, 2017.

Lewis Johnson, Board Member of RELM Wireless and President of Fundamental Global Investors added, “We are looking forward to working with Tim Vitou, the senior management team and the Board of Directors to enhance shareholder value. Fundamental Global Investors is very excited about the future of RELM Wireless. We wish David Storey good luck in his future endeavors and we thank him for his many years of service to RELM Wireless.”

RELM Wireless also announced the appointment of General Gray Payne to the Board of Directors to replace the vacancy created by the resignation of Don Goebert, who has served on the Board of Directors of RELM Wireless for several decades.

General Payne has served as Senior Vice President of The Columbia Group (“TCG”), where he has been responsible for managing the Marine Corps Programs Division (since September 2010) and the Navy Programs Division (since October 2013), with combined revenue of approximately $29 million. TCG is a federal consulting firm working with the Department of Defense, Department of Homeland Security, NOAA and private clients. TCG consults in the areas of logistics, acquisitions, program management, information technology, training, marine architecture and engineering, and command and control systems. Since December 2011, General Payne has also provided consulting services to and served on the Advisory Council of Marstel-Day, LLC, located in Fredericksburg, Virginia, which consults in the areas of conservation, environmental compliance, and encroachment. Prior to September 2010, General Payne was on active duty with the Marine Corps for 10 years, retiring as a Major General. Prior to March 2001, he worked with a number of companies in various capacities, including as a management consultant, Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. General Payne currently serves on two non-profit boards: The Marine Corps Association (since 2004) and the Marine Corps Association Foundation (since 2010). He brings extensive strategic, operational and leadership experience to the Board.

Tim O’Neil, Chairman of the Board of Directors commented, “We would like to welcome General Gray Payne to the RELM Wireless Board. We are excited about his extensive experience and believe he will be a valuable addition to the Board. We would like to thank Don Goebert for his many years of service to the company and we hope Don will remain a friend of RELM Wireless for many years to come.”

About RELM Wireless Corporation

As an American Manufacturer for almost 70 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.